Stifel Reports May 2026 Operating Data

ST. LOUIS, MO, June 25, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for May 31, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total and fee-based client assets increased 18% and 23%, respectively, year-over-year, excluding the sale of Stifel Independent Advisors, LLC. Growth was driven by market appreciation and solid advisor recruiting. Loan balances rose more than 2% from the prior month as demand in fund banking remained robust. Treasury deposits declined 3% in May, which was primarily a function of the timing of inflows and outflows by our corporate clients, but we continue to expect strong growth in the second quarter and beyond. Investment banking momentum remains strong, supported by increased capital raising activity. We expect second-quarter investment banking revenue to increase 25% to 30% from the second quarter of 2025.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	5/31/2026	5/31/2025 (1)	4/30/2026	5/31/2025	4/30/2026

Total client assets	$579,678	$501,357	$568,887	16%	2%

Fee-based client assets	$238,727	$199,078	$232,400	20%	3%

Private Client Group fee-based client assets	$208,755	$173,557	$202,919	20%	3%

Bank loans, net (includes loans held for sale)	$23,932	$21,204	$23,409	13%	2%

Client money market and insured product (2)	$24,967	$25,827	$25,038	(3%)	(0%)

Treasury deposits (3)	$10,805	$6,155	$11,116	76%	(3%)

(1)

Total client assets and Private Client Group fee-based client assets as of May 31, 2025, include $9.3 billion and $4.4 billion, respectively, of client assets from the Stifel Independent Advisors business that was sold on February 2, 2026.

(2)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(3)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations